Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Cindy McGee, Vice President	David Schull, President
Investor Relations & Alliance Management	david.schull@russopartnersllc.com
cmcgee@arenapharm.com	858.717.2310
858.453.7200, ext. 1479

www.arenapharm.com

Arena Pharmaceuticals Announces Second Quarter 2012 Financial Results

and Recent Developments

— Second Quarter Highlights Include FDA Approval of BELVIQ® for Chronic Weight Management —

SAN DIEGO, CA, August 9, 2012—Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the second quarter ended June 30, 2012, and reviewed recent developments.

At June 30, 2012, cash and cash equivalents totaled $143.8 million, which does not include (i) the $20.0 million milestone payment received from Eisai Inc. subsequent to June 30 for the inclusion of the efficacy and safety data from the Phase 3 BLOOM-DM (Behavioral modification and Lorcaserin for Overweight and Obesity Management in Diabetes Mellitus) clinical trial in patients with type 2 diabetes in the US Food and Drug Administration (FDA)-approved prescribing information for BELVIQ (lorcaserin hydrochloride); (ii) $23.4 million received subsequent to June 30 from the exercise of warrants and stock options; or (iii) $65.0 million for milestone payments that Arena is eligible to receive from Eisai following US Drug Enforcement Administration (DEA) scheduling designation and delivery of BELVIQ launch supply to Eisai.

“The FDA’s approval of BELVIQ in the second quarter was a significant development for obese and overweight Americans who need help losing weight,” said Jack Lief, Arena’s President and Chief Executive Officer. “We are focused on working with Eisai to launch BELVIQ in the United States following the completion of DEA scheduling, and expect BELVIQ to play a key role in physicians’ newly expanded toolkits for the medical management of obesity. We also have marketing authorization applications under review in the European Union and Switzerland, and are in the process of prioritizing our commercial and regulatory strategy for additional markets outside of the United States.”

Recent BELVIQ (lorcaserin HCl) Developments

•

Obtained FDA approval of BELVIQ as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial body mass index (BMI) of 30 kg/m2 or greater (obese), or 27 kg/m2 or greater (overweight) in the presence of at least one weight related comorbid condition (e.g., hypertension, dyslipidemia, type 2 diabetes). The indication includes the following limitations of use: The safety and efficacy of coadministration of BELVIQ with other products intended for weight loss and the effect of BELVIQ on cardiovascular morbidity and mortality have not been established.

•

Received the 120 day assessment report as part of the European Medicines Agency (EMA) review of the Marketing Authorization Application (MAA) for lorcaserin. The questions and requests for additional information in this report will need to be addressed before lorcaserin can be recommended for marketing approval in the European Union. Arena plans to respond to the 120 day assessment in the fourth quarter of 2012.

•	Filed an MAA for lorcaserin with the Swiss health authority, Swissmedic, which has accepted the MAA for review.

•

Received a $20.0 million milestone payment from Eisai for the inclusion in the FDA-approved prescribing information of the efficacy and safety data from the Phase 3 BLOOM-DM clinical trial in patients with type 2 diabetes.

•

Expanded the marketing and supply agreement between Arena’s wholly owned subsidiary, Arena Pharmaceuticals GmbH, and Eisai. In addition to the United States, the territories in the expanded agreement now include most of North and South America, including Canada, Mexico and Brazil.

Other Recent Developments

•

Received total net proceeds of $32.4 million since the beginning of the second quarter of 2012 from the cash exercise of the warrants Deerfield formerly held to purchase 19,000,000 shares of Arena’s common stock. After such exercises, none of Deerfield’s former warrants to purchase Arena’s common stock remain outstanding.

•	Completed an underwritten public offering of 12,650,000 shares of Arena’s common stock at a price of $5.50 per share, resulting in net proceeds to Arena of $65.7 million.

•	Paid Deerfield approximately $10.5 million for the total outstanding loan principal, which otherwise would have been required to be repaid in June 2013.

•

Promoted Craig M. Audet to the position of Senior Vice President, Operations and Head of Global Regulatory Affairs. In his new role, Mr. Audet serves as an executive officer, and will continue to lead regulatory affairs and oversee various additional operations at Arena, including investor relations and alliance management.

Second Quarter 2012 Financial Results

Arena recorded revenues totaling $22.0 million in the second quarter of 2012, compared to $3.3 million in the second quarter of 2011, and $24.2 million in the first half of 2012, compared to $7.2 million in the first half of 2011. This increase was primarily the result of the $20.0 million milestone payment earned under the marketing and supply agreement with Eisai.

Research and development expenses continued to decline in the second quarter of 2012, decreasing to $14.1 million as compared to $14.7 million in the second quarter of 2011. Research and development expenses in the first half of 2012 declined to $28.5 million from $30.6 million in the first half of 2011, primarily due to decreased salary and other personnel costs. General and administrative expenses decreased to $5.2 million in the second quarter of 2012, compared to $6.1 million in the second quarter of 2011, and $11.6 million in the first half of 2012, compared to $13.0 million in the first half of 2011. These decreases were primarily due to lower patent legal fees.

Total interest and other expense increased to $30.9 million in the first half of 2012, compared to $17.6 million in the first half of 2011. This was primarily due to a $19.8 million increase in the non-cash loss from revaluation of derivative liabilities. Partially offsetting this expense increase was a $2.4 million decrease in interest expense, which resulted from prepayments on the Deerfield loan totaling $22.3 million, including the May 2012 payoff. Arena’s net loss allocable to common stockholders in the first half of 2012 was $51.5 million, or $0.29 per share, compared to $65.1 million, or $0.49 per share, in the first half of 2011.

At June 30, 2012, approximately 205.1 million shares of common stock were outstanding and, due primarily to the exercise of warrants to purchase shares of common stock, approximately 216.8 million shares of common stock are outstanding today.

Updated 2012 Financial Guidance

Arena also announced an update to its full year 2012 financial guidance. Arena increased its 2012 revenue guidance from $66-$72 million to $91-$97 million, which includes the $20.0 million milestone payment received from Eisai for the inclusion in the FDA-approved prescribing information of the BLOOM-DM data and, although the timing remains uncertain, $65.0 million for milestone payments that Arena will receive from Eisai following DEA scheduling designation and delivery of BELVIQ launch supply. If DEA scheduling and delivery of launch supply do not occur in 2012, revenue guidance would be $65.0 million lower. Guidance for research and development expenses of $57-$67 million, for general and administrative expenses of $20-$24 million and for capital expenditures of $2 million remains unchanged. Arena now expects to end 2012 with approximately $215 million in cash, cash equivalents and short-term investments. If DEA scheduling and delivery of launch supply do not occur in 2012, cash at the end of 2012 would be $65.0 million lower. 2012 revenue and end of year cash guidance do not include revenue or cash from product sales for BELVIQ or from Arena’s entry into any new collaboration.

Scheduled Financial Results Call

Arena will host a conference call and webcast to discuss the second quarter 2012 financial results and to provide a business and financial update today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Second Quarter 2012 Financial Results Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is planning to present at upcoming investment and industry conferences, including:

•	Citi’s 7th Annual Biotech Day, September 5, 2012, Boston, Massachusetts

•	Stifel Nicolaus Healthcare Conference, September 5-6, 2012, Boston, Massachusetts

•	NewsMakers in the Biotech Industry, September 7, 2012, New York, New York

•	Bank of America Merrill Lynch Global Healthcare Conference, September 11-13, 2012, London, England

•	The Obesity Society’s 30th Annual Scientific Meeting, September 20-24, 2012, San Antonio, Texas

About BELVIQ (lorcaserin HCl)

Lorcaserin hydrochloride is believed to decrease food consumption and promote satiety by selectively activating serotonin 2C receptors in the brain. Activation of these receptors may help a person eat less and feel full after eating smaller amounts of food.

Lorcaserin was approved by the FDA for chronic weight management under the trade name BELVIQ (pronounced “BEL-VEEK”) in June 2012, and is currently under review for marketing approval in the European Union and Switzerland. Eisai Inc. has exclusive marketing and distribution rights in most of North and South America, and is preparing to launch BELVIQ in the United States. Arena continues to own marketing and distribution rights outside of North and South America, and has composition of matter patents issued in major jurisdictions globally that in most cases are capable of continuing into 2023 without taking into account any patent term extensions.

BELVIQ is indicated to be used along with a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial BMI of:

•	30 kg/m2 or greater (obese), or

•	27 kg/m2 or greater (overweight) in the presence of at least one weight related comorbid condition (e.g., hypertension, dyslipidemia, type 2 diabetes)

Limitations of Use:

•

The safety and efficacy of coadministration of BELVIQ with other products intended for weight loss including prescription drugs (e.g., phentermine), over-the-counter drugs, and herbal preparations have not been established

•	The effect of BELVIQ on cardiovascular morbidity and mortality has not been established

In clinical trials, the most common adverse reactions for patients without diabetes treated with BELVIQ were headache, dizziness, fatigue, nausea, dry mouth, and constipation. In patients with diabetes, the most common adverse reactions were hypoglycemia, headache, back pain, cough, and fatigue.

For more information about BELVIQ, click here for the full prescribing information or go to http://us.eisai.com/package_inserts/BelviqPI.pdf

About Arena Pharmaceuticals

Arena Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing novel drugs for weight management, cardiovascular disease, inflammation and other disorders. Arena’s US operations are located in San Diego, California, and its operations outside of the United States, including its commercial manufacturing facility, are located in Zofingen, Switzerland. For more information about Arena, please visit www.arenapharm.com.

Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc. BELVIQ® is a registered trademark of Arena Pharmaceuticals GmbH.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about lorcaserin’s (or BELVIQ’s) safety, efficacy, mechanism of action, DEA scheduling, commercial launch and potential; the significance of the FDA approval of BELVIQ; the use of BELVIQ by patients and physicians; rights, obligations and expectations related to the marketing and supply agreement with Eisai, including working with Eisai and potential payments thereunder; regulatory review of lorcaserin, and Arena’s response to the 120 day assessment; commercial and regulatory strategy and plans; Mr. Audet’s role at Arena; financial guidance and related assumptions; lorcaserin’s patents; and Arena’s efforts, focus, goals, strategy, research and development programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: risks related to commercializing drugs, including regulatory, manufacturing and supply issues and the pace of market acceptance; cash and revenues generated from BELVIQ, including timing and impact of competition; the timing and outcome of regulatory review is uncertain; government and commercial reimbursement and pricing decisions; risks related to relying on collaborative agreements; the timing and receipt of payments and fees, if any, from collaborators; unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to any of Arena’s research and development programs may not meet safety, efficacy or other regulatory requirements or otherwise be sufficient for regulatory review, approval or continued marketing; Arena’s ability to obtain and defend patents; the timing, success and cost of Arena’s research and development programs; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; and satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues
Manufacturing services	$1,029	$1,269	$2,321	$2,677
Collaborative agreements	20,948	1,990	21,845	4,507

Total revenues	21,977	3,259	24,166	7,184
Operating Expenses
Cost of manufacturing services	652	2,277	1,443	4,658
Research and development	14,076	14,703	28,546	30,638
General and administrative	5,216	6,077	11,571	12,967
Restructuring charges	0	0	0	3,467
Amortization of acquired technology & other intangibles	173	186	349	622

Total operating expenses	20,117	23,243	41,909	52,352
Interest and Other Income (Expense)
Interest income	25	33	40	82
Interest expense	(2,489)	(3,182)	(5,520)	(7,876)
Gain (Loss) from valuation of derivative liabilities	(16,770)	181	(19,145)	620
Loss on extinguishment of debt	(4,668)	0	(6,338)	(10,514)
Other	(57)	44	30	50

Total interest and other expense, net	(23,959)	(2,924)	(30,933)	(17,638)

Net loss	(22,099)	(22,908)	(48,676)	(62,806)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	0	0	(2,824)	(2,260)

Net loss allocable to common stockholders	$(22,099)	$(22,908)	$(51,500)	$(65,066)

Net loss per share allocable to common stockholders:
Basic	$(0.12)	$(0.16)	$(0.29)	$(0.49)

Diluted	$(0.12)	$(0.16)	$(0.29)	$(0.49)

Shares used in calculating net loss per share allocable to common stockholders:
Basic	190,272	142,693	177,243	132,232

Diluted	190,272	142,693	177,243	132,232

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	June 30, 2012	December 31, 2011
	(unaudited)	[1]
Assets
Cash and cash equivalents	$143,811	$57,632
Accounts receivable	20,578	607
Other current assets	2,863	2,021
Land, property & equipment, net	77,642	82,066
Acquired technology & other non-current assets	14,109	14,803

Total assets	$259,003	$157,129

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$7,230	$9,574
Total deferred revenues	47,913	44,682
Total derivative liabilities	20,762	1,617
Total note payable to Deerfield	0	14,698
Total lease financing obligations & other long-term liabilities	75,323	75,996
Total stockholders’ equity	107,775	10,562

Total liabilities & stockholders’ equity	$259,003	$157,129

[1]	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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